Jeffrey I. Moore
1904 Deauville Dr.
Lexington, Kentucky 40504-1310
859.230.3115
jeff.i.moore@icloud.com


December 19, 2014

Via Express Mail

Frank Erhartic, Jr., President
Sitestar Corporation
7109 Timberlake Road
Lynchburg, VA 24502

   Re: Announcement of a Special Meeting of the Shareholders

Dear Sirs:

   On November 7, 2014, the Moore Shareholder Group delivered a request to the SiteStar Corporation ("SiteStar") for a special meeting for the purpose of electing directors. The company's By-laws require that SiteStar provide notice of such a meeting within 20 days of receipt of the request. SiteStar did not respond to the request.

   Pursuant to Article IV, Section 3 of the By-Laws of SiteStar, the Moore Shareholder Group, who are the holders of shares entitled to cast not less than one-tenth (1/10) of the votes of SiteStar, do hereby intend to provide notice of a special meeting of the shareholders of SiteStar to be held at 10:00 a.m., on February 12, 2015 with a Record Date of January 7, 2015. We are forced to take this action due to your continued refusal to schedule an annual meeting as provided in the By-laws and your refusal to respond to our original request to provide notice for a special meeting.

   The special meeting is being called for the following purpose:
	(i) to elect a full slate of nine (9) directors as provided in Article II, Section 3 of the By-laws

   This is a proper purpose for a special meeting as provided in Nevada Revised Statutes 78.330.



   A Proxy Statement will follow.


                        Very truly yous,

                        Jeffrey I. Moore
                        /s/ Jeffrey I Moore

                        Arquitos Capital Partners, LP
                        By: Arquitos Capital Management, LLC,
                            its General Partner
                        By: /s/ Steven L. Kiel
                        Steven L. Kiel
                        Managing Member

                        Alesia Value Fund LLC
                        By: Alesia Asset Management LLC, its
                            Managing Member
                        By: /s/ Jeremy K. Gold
                        Jeremy K. Gold
                        Managing Member
CC:

    Andrew M. Tucker
    Vedder Price
    1401 I Street, N.W.
    Suite 1100
    Washington, DC 20005